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                                                                   Exhibit 10.10
                                                                   -------------

October 15, 2001



Mr. Norman E. Lorentz
10428 Snow Point Drive
Bethesda, MD   20814-2164

Re:  Separation Agreement and Release
     --------------------------------

Dear Norm:

This letter confirms our recent conversations concerning your relinquishing your duties as Senior Vice President, Technology and CIO of Dice Inc. (f/k/a EarthWeb Inc.), and sets forth the agreement that has been reached between Dice Inc., including its subsidiaries, divisions, affiliates, predecessors, successors and assigns and its past and present officers, directors, shareholders, counsel, employees, agents, administrators, representatives, insurers or fiduciaries in their individual and/or representative capacities (collectively referred to as the "Company") and you regarding your separation from the Company, effective as of October 15, 2001 (the "Separation Date").

1. Effective on the Separation Date, your employment with the Company and your Employment Agreement, dated December 3, 1999, as amended (collectively, the "Employment Agreement") is terminated.

2. For the period from the Separation Date through April 15, 2002, you will make yourself available to the Company and its designated representatives for consultation with respect to the past business and affairs of the Company by telephone, e-mail or in person at such times as the Company may reasonably request and as do not unreasonably interfere with your other business activities or commitments, and the Company shall pay your reasonable out-of-pocket expenses incurred in connection therewith after receipt of written documentation with respect thereto.

3. Promptly after execution hereof, you will return all equipment, materials and records of the Company which are then in your possession and repay any advances from the Company that may be then outstanding. Any expenses for which you are entitled to be reimbursed under the Company's expense reimbursement policy will be reimbursed in accordance with the Company's standard policies and procedures.

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4.   Provided that you abide by the terms of this Agreement and in consideration for the covenants and agreements herein contained, the Company will:

     (a) The Company will continue to pay you your current base pay of $8,653.85 on a biweekly basis, less applicable withholding deductions, for the period from October 15, 2001 through December 28, 2001. On or before January 25, 2002, the Company will also pay you a lump sum severance payment of $178,269.23, less applicable withholding deductions.

     (b) On October 19, 2001, the Company will pay you for Eight (8) accrued but unused vacation days, less applicable withholding deductions. The Company will also pay you $20,000, less applicable withholding deductions, as your 2001 Annual Bonus.

     (c) The Company will reimburse you for up to $5,000 for payments made by you to outplacement services upon receipt by the Company of written documentation of such expenses.

     (d) The Company will transfer ownership of your laptop computer (and any transferable software on it), home printer and cell phone to you. The Company will maintain your emailbox, DSL service, cellular phone service and provide office support for 180 days from the date of this Agreement.

     (e) The Company will cause 40% of the unvested stock options previously granted to you to accelerate and allow you to exercise those options at any time prior to April 15, 2002.

     (f) The Company will provide you with health, dental and life insurance in the same manner as if you continued to be employed by the Company through the earlier of October 15, 2002 or such time as you secure a position with another employer.

5. As a key senior executive of the Company, you have been intimately involved in the management of the business of the Company and in planning and implementing its business strategies. In the course of your employment with the Company, you have developed special skills, knowledge and abilities in the online recruiting services field which are of a uniquely personal nature. You have also acquired detailed knowledge of the internal operations of the Company and its business and possess highly confidential information concerning both the U.S. and non-U.S. business activities of the Company. In addition, you have been afforded the opportunity to develop special relationships of confidence and trust with the customers, suppliers, consultants, employees, officers and directors of the Company.

     (a) The parties acknowledge and agree that the Company would be unfairly and irreparably damaged if you were to take any of such skills, knowledge, information or relationships, which you have acquired and developed during the course of your employment with the Company, and use them to the detriment of the Company, and therefore the provisions of this paragraph are reasonable, appropriate and necessary for the protection of the Company's properties, investments, business relationships, economic advantages and good will. Accordingly, you hereby agree that:

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     i.   For the period from the date of the Agreement through October 15,
          2002, you will not, without the Company's prior written consent, directly or indirectly hold an ownership interest in, provide financing for, control, manage or operate, or participate in the ownership, control, management or operation of, or render services in the capacity of an employee, freelancer, consultant, agent, independent sales representative or a similar capacity to or for the benefit of any product or service which is competitive with any product or service of the Company. Notwithstanding anything to the contrary contained herein, you shall not be deemed to have breached the provisions hereof solely by reason of your ownership of an equity interest of less than one-half of one percent (0.5%) in the securities of a publicly traded competitive business or an interest in a mutual or other investment fund which owns an interest in a competitive business, provided that you have no influence or control over such fund's investment decisions.

     ii. For the period from the date of the Agreement through October 15, 2002, you will not, without the Company's prior written consent, on your own behalf or on behalf of any other person or entity, (1) solicit the service of or employ any employee of the Company for your own benefit or the benefit of any person or entity other than the Company; (2) induce or help to induce any such employee to leave employment with the Company for any reason; or (3) employ or cause any other person or entity to employ any former employee of the Company whose resignation from the Company occurred less than six months prior to such employment by you or such other person or entity. You may seek a waiver of any provisions of this section in writing from the Company.

     iii. For the period from the date of the Agreement through October 15, 2002, you will not, without the Company's prior written consent, (1) induce or attempt to induce any customer, supplier or contractor of the Company to terminate or materially diminish any agreement or arrangement with the Company; or (2) induce or attempt to induce any customer, supplier or contractor, or any potential customer, supplier or contractor of the Company not to enter into any agreement or arrangement with the Company.

     iv. You will not at any time, either during and after your employment, disclose, communicate or divulge, or use for your benefit or the benefit of any third party, any of the trade secrets or other confidential or proprietary information and materials of the Company, including, solely by way of illustration but not of limitation, its business strategies, business plans, budgets, pricing, financial data, confidential reports, personnel records, credit and financial data concerning is suppliers or its present and prospective customers, data about competitors, new product-development initiatives, customer research and new product or service ideas. Once your employment has terminated, you will not retain copies of any confidential information or materials of the Company in any form, whether print, electronic or otherwise.

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     v.    You will not willfully make any oral or written statement which reflects adversely upon the character, honesty, credit, efficiency or business practices of the Company or its former or current stockholders, directors, officers or employees in their capacities as such.

     vi. Both during and after your employment with the Company you will, if requested by the Company from time to time, provide information, testimony and assistance in connection with the prosecution of any rights or claims by the Company and the defense of any claims against the Company arising out of matters of which you acquired knowledge while an employee of the Company. You agree to make yourself available for such purpose at such times as the Company may reasonably request and as do not unreasonably interfere with your other business activities or commitments. The Company will pay any reasonable out-of-pocket expenses incurred by you in connection with the foregoing (upon receipt of written documentation of such expenses). To the extent that you indicate in advance that any of the foregoing will unreasonably interfere with your other business activities or commitments, you and the Company may agree in writing upon terms that would reasonably compensate you for such interference.

     vii. You will not willfully take any action materially adverse to the interests of the Company, even if such action is in technical compliance with the other provisions of this letter, but shall at all times conduct yourself in the same manner and with the same degree of loyalty to the Company as if you were still an employee and officer of the Company.

     viii. You will keep this letter strictly confidential and, except as may be required by law, you agree not to disclose it or any of its terms or conditions to any person other than your legal counsel and financial advisors to whom disclosure is necessary to effectuate the purposes of your consulting with such advisors, provided that they are informed of the confidentiality agreement herein and agree to be bound by it. For purposes of the restrictions in this agreement that relate to non-competition and non-solicitation, you may provide a summary description or excepts of those provisions of the agreement to a prospective employer, provided it is informed of the confidentiality agreement herein and agrees to be bound by it. In the event that any court or agency of competent jurisdiction shall require this Agreement to be filed with it, you and the Company shall request that the Agreement be filed and maintained under seal.

6. You hereby fully release and discharge the Company and its successors and assigns from any and all claims, liabilities, obligations, damages, losses, costs and expenses, known and unknown, suspected or unsuspected, which you have, have had or may hereafter have arising out of your employment with the Company, the termination thereof or your compensation in connection therewith (other than obligations created by, acknowledged in or arising from this agreement), and you hereby waive any and all rights to assert against the Company and its successors and assigns, any such claims, including, without limitation, claims of discrimination (whether based on race, religion, national origin, sex, sexual


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     orientation, age, marital status, veteran status, handicap, physical or mental disability, or any other cause), wrongful discharge, emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing, claims for wages, bonuses, vacation or sick pay or other benefits, and violation of any local, state or federal law or regulation. You specifically waive any and all rights and claims arising under the federal Age Discrimination in Employment Act of 1967 (although such waiver does not apply to rights or claims that may arise after the date this Agreement is executed).

7. You acknowledge and agree that, except as expressly provided herein, you will be entitled to no further employment with the Company, and, except for the foregoing, you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company, and that no representations or promises to the contrary have been made to you.

8. This letter sets forth our entire agreement with respect to the subject matter thereof and supersedes all prior written or oral agreements between you and any representative of the Company on that subject including without limitation the Employment Agreement dated as of December 3, 1999 between the Company and you, as amended from time to time. No provision of this agreement may be modified or waived except in a writing signed by the party against whom the enforcement of any such modification or waiver is sought. If any provision of this agreement is prohibited or invalid under any law, such provision shall be ineffective to the extent of any prohibition or invalidity, without invalidating the remainder of such provision or the other provisions of this agreement. This agreement will bind and benefit both parties and their respective heirs, executors, administrators, successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its rules regarding choice or conflicts of laws.

9. You acknowledge that you have had a reasonable amount of time and an opportunity to review this agreement and have been afforded the opportunity to review its terms with an attorney prior to execution. You acknowledge that you have read and understand this agreement; that you have signed it voluntarily and without coercion; and that the waivers you have made in this agreement have been made with full appreciation that you will be foreclosed from pursuing the rights so waived. You agree that if you assert or attempt to assert any claims or rights so waived, you will pay all costs incurred by the Company or its employees, including reasonable attorneys' fees and disbursements, in defending against such claims.

10. You are advised to consult with an attorney prior to executing this agreement. You have 21 days from the date of this letter to consider this agreement. For a period of seven (7) days following the execution of this agreement, you may revoke the agreement by delivering written notice of revocation to the Company's Vice President & General Counsel at 3 Park Avenue, New York, NY 10016. This agreement will not become effective or enforceable until the 7-day revocation period has expired. If the 7-day revocation period expires without you having revoked the agreement, the agreement becomes effective as of the date executed by both parties. If you revoke the agreement, the Company will not be bound by the terms set forth above. You understand that your acceptance of any of the payments

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     or benefits described herein at any time after you sign this agreement and release confirms that you did not revoke your consent to this agreement and release and therefore that it is fully effective and enforceable.


Norm, if the above accurately reflects our agreement on this matter, please sign the attached duplicate of this letter in the space provided below and return it to me.

Sincerely,

DICE INC.


By:     /s/ Scot W. Melland
   -----------------------------------------------
Scot Melland
CEO & President

AGREED AND ACCEPTED:


     /s/ Norman E. Lorentz                                    10/15/01
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Norman E. Lorentz                                             Date